  As filed with the Securities and Exchange Commission on June 21, 2001.

                                                      Registration No. 333-56983
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                        Amendment No. 2 to Form S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------

               XTO ENERGY INC.                          CROSS TIMBERS ROYALTY TRUST
                                                (Exact name of co-registrant as specified in
       f/k/a CROSS TIMBERS OIL COMPANY                          its charter)
(Exact name of co-registrant as specified in
                 its charter)
                  Delaware                                         Texas
       (State or other jurisdiction of                (State or other jurisdiction of
       incorporation or organization)                  incorporation or organization)
                 75-2347769                                      75-6415930
    (I.R.S. Employer Identification No.)            (I.R.S. Employer Identification No.)
       810 Houston Street, Suite 2000                         Bank of America
           Fort Worth, Texas 76102                            P.O. Box 830650
               (817) 870-2800                             Dallas, Texas 75283-0650
 (Address, including zip code, and telephone                   (214) 508-2440
       number, including area code, of          (Address, including zip code, and telephone
  registrant's principal executive offices)           number, including area code, of
               Bob R. Simpson                    registrant's principal executive offices)
       810 Houston Street, Suite 2000                          Ron E. Hooper
           Fort Worth, Texas 76102                            901 Main Street
               (817) 870-2800                               Dallas, Texas 75202
   (Name, address, including zip code, and                     (214) 508-2440
  telephone number, including area code, of       (Name, address, including zip code, and
             agent for service)                  telephone number, including area code, of
                                                             agent for service)


                                --------------
                                   Copies to:

 F. Richard Bernasek, Esq.        James M. Prince, Esq.           Grant C. Lightle
Kelly, Hart & Hallman, P.C.      Vinson & Elkins L.L.P.       Thompson & Knight L.L.P.
                                                              1700 Pacific Ave., Suite
201 Main Street, Suite 2500       2300 First City Tower                 3300
  Fort Worth, Texas 76102              1001 Fannin               Dallas, Texas 75201
       (817) 332-2500             Houston, Texas 77002             (214) 969-1700
                                     (713) 758-2222

                                --------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------

                      CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------
                                       Proposed
                                       maximum     Proposed
                                       offering     maximum
     Title of each class    Amount to   price      aggregate      Amount of
     of securities to be        be       per       offering      registration
         registered         registered unit(1)     price(1)          fee
------------------------------------------------------------------------------
  Primary Offering:
   Units of Beneficial
    Interest..............  1,360,000   $14.50(2) $19,720,000(2)  $5,817.40
  Secondary Offering:
   Units of Beneficial
    Interest..............    100,000   $17.80(3) $ 1,780,000(3)  $  445.00
  Total...................  1,460,000             $21,500,000     $6,262.40(4)
------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices of the Units on June 11, 1998, as reported for consolidated transactions on the New York Stock Exchange.


(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices of the Units on June 19, 2001, as reported for consolidated transactions on the New York Stock Exchange.


(4) $5,817.40 of the registration fee was previously paid on June 16, 1998.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS

                Subject to completion, dated June 21, 2001


                           1,460,000 Trust Units


                          Cross Timbers Royalty Trust



  This is a public offering of units of beneficial interest in the Cross Timbers Royalty Trust. The offered units of Cross Timbers Royalty Trust are currently outstanding. XTO Energy Inc. formed the trust as a grantor trust in 1991. Prior to its name change on June 1, 2001, XTO Energy was known as Cross Timbers Oil Company. XTO Energy and other trust unitholders may offer and sell from time to time up to 1,460,000 of the trust units and will receive all proceeds from those sales. The trust will not receive any of the proceeds.


  XTO Energy will provide specific information about the terms of an offering in one or more supplements to this prospectus.


  The trust units are listed on the New York Stock Exchange under the symbol "CRT".


  The Trust Units. Trust units are units of beneficial ownership of the trust and represent undivided interests in the trust. They do not represent any interest in XTO Energy.


  The Trust. The trust owns net profits interests in oil and natural gas producing properties located in New Mexico, Texas and Oklahoma. The net profits interests entitle the trust to receive 90% for royalty properties and 75% for working interest properties of the net proceeds from the sale of production from these oil and natural gas properties owned by XTO Energy.

  The Trust Unitholders. As a trust unitholder, you will receive monthly distributions of cash that the trust receives for its net profits interests from the sale of oil and natural gas produced from the underlying properties.

                   INVESTING IN THE TRUST UNITS INVOLVES RISKS.

                   SEE "RISK FACTORS" BEGINNING ON PAGE 4.



  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this prospectus is June   , 2001

  NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL THE TRUST UNITS OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                               ----------------

                               TABLE OF CONTENTS




                                                                            Page
                                                                            ----
Available Information......................................................    3
Risk Factors...............................................................    4
Forward-Looking Statements.................................................    8
Use of Proceeds............................................................    8
XTO Energy Inc.............................................................    8
The Trust..................................................................    8
Computation of Net Proceeds................................................    9
Federal Income Tax Consequences............................................   12
State Tax Considerations...................................................   17
ERISA Considerations.......................................................   18
Description of the Trust Indenture.........................................   19
Description of the Trust Units.............................................   22
Selling Trust Unitholders..................................................   25
Plan of Distribution.......................................................   25
Legal Matters..............................................................   25
Experts....................................................................   25

                             AVAILABLE INFORMATION

   The trust and XTO Energy have filed with the SEC in Washington, D.C. a registration statement, including all amendments, under the Securities Act of 1933 relating to the trust units. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. In addition, XTO Energy files annual, quarterly and current reports, proxy statements and other information with the SEC. The trust also files annual, quarterly and current reports, and other information with the SEC. You may read and copy the registration statement and any of XTO Energy's and the trust's reports, statements or other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at the address in the previous sentence. To obtain information on the operation of the public reference rooms you may call the SEC at (800) SEC-0330. XTO Energy's and the trust's filings are also available to the public on the SEC Internet Web site at http://www.sec.gov.


   The SEC allows the trust and XTO Energy to "incorporate by reference" information the trust and XTO Energy file with it, which means that the trust and XTO Energy can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.


   The trust incorporates by reference in this prospectus the following documents:

  .  its Annual Report on Form 10-K for the year ended December 31, 2000;


  .  its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;
     and


  . all other documents filed by it pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to termination of the offering of the trust units.

   XTO Energy incorporates by reference in this prospectus the following documents which, prior to June 1, 2001, were filed with the SEC under XTO Energy's previous name, Cross Timbers Oil Company:


  .  its Annual Report on Form 10-K for the year ended December 31, 2000;


  .  its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;


  . its Current Reports on Form 8-K filed on January 12, 2001 (Report dated January 3, 2001), May 24, 2001 (Report dated May 15, 2001) and June 20, 2001 (Report dated June 11, 2001); and


  . all other documents filed by it pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to termination of the offering of the trust units.

   Information that the trust and XTO Energy file later with the SEC will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included or incorporated by reference in this prospectus.


   As a recipient of this prospectus, you may request a copy of any document the trust or XTO Energy incorporates by reference, except exhibits to the documents that are not specifically incorporated by reference, at no cost to you by writing or calling XTO Energy at 810 Houston Street, Suite 2000, Fort Worth, Texas 76102, Attention: Investor Relations, telephone (817) 870-2800.

                                  RISK FACTORS

Oil and Natural Gas Prices Fluctuate Due to a Number of Factors, and Lower Prices Will Reduce Net Proceeds Available to the Trust


   The trust's monthly cash distributions are highly dependent upon the prices realized from the sale of natural gas and, to a lesser extent, oil. Oil and natural gas prices can fluctuate widely on a month-to-month basis in response to a variety of factors that are beyond the control of the trust and XTO Energy. For example, XTO Energy realized average prices of oil and natural gas for the underlying properties of $24.39 per Bbl of oil and $2.42 per Mcf of natural gas during December 1999, and average prices of $26.72 per Bbl of oil and $7.10 per Mcf of natural gas during December 2000. The average prices realized during March 2001 were $23.48 per Bbl of oil and $5.65 per Mcf of natural gas. Factors that contribute to price fluctuation include, among others:


  .  political conditions in the Middle East;

  .  worldwide economic conditions;

  .  weather conditions;

  .  the supply and price of foreign oil and natural gas;

  .  the level of consumer demand;

  .  the price and availability of alternative fuels;

  .  the proximity to, and capacity of, transportation facilities; and

  .  the effect of worldwide energy conservation measures.

Moreover, government regulations, such as regulation of natural gas transportation and price controls, can affect product prices in the long term.

   Lower oil and natural gas prices may reduce the amount of oil and natural gas that is economic to produce and will reduce net profits available to the trust. The volatility of energy prices reduces the predictability of future cash distributions to trust unitholders.

Increased Production and Development Costs for the 75% Net Profits Interests Properties Will Result in Decreased Trust Distributions Unless Revenues Increase


   Production and development costs on the 75% net profits interests properties are deducted in the calculation of the trust's share of net proceeds. Accordingly, higher or lower production and development costs, without concurrent increases in revenues, will directly decrease or increase the amount received by the trust for its net profits interests.


   If development and production costs of the 75% net profits interests properties located in a particular state exceed the proceeds of production from the properties, the trust will not receive net proceeds for those properties until future proceeds from production in that state exceed the total of the excess costs plus accrued interest during the deficit period. Development activities may not generate sufficient additional revenue to repay the costs.

   The 75% net profits interests properties include all of XTO Energy's working interests in seven producing properties located in Texas and Oklahoma. Each of these properties has been unitized for the purpose of conducting secondary recovery operations to increase or maintain production levels. Under the terms of the agreements establishing the units, if the requisite percentage of working interest owners in the unit approves a development project, all owners are required to pay their proportionate share of development costs. The working interests owned by XTO Energy do not constitute a sufficient interest in any of the units to veto or control a development decision. Under the terms of the conveyances creating the 75% net profits interests, the trust will not be liable for any development costs, but the amount of development costs will be deducted when computing net proceeds payable to the trust.

   The net proceeds payable to the trust for production from the underlying properties will be reduced by all related development costs, and, if materially increased development activities were to occur, distributions from the trust could be materially and adversely affected. If these development costs and production expenses exceed the proceeds of production from the properties, the trust would not receive payments from the properties until the proceeds from production exceed the cumulative excess of costs and expenses plus accrued interest during the deficit period. The computation of net proceeds is made separately for each conveyance creating the 75% net profits interests from working interest properties in Texas and Oklahoma. Any excess development costs and production expenses on working interest properties in one state will not reduce the net proceeds payable from working interest properties in the other state.

   For example, as a result of low oil prices and a development project to convert one of the Texas properties underlying the 75% net profits interests to carbon dioxide injection, costs exceeded revenues by a total of $832,330 for the period from April 1998 through April 1999 and in August 1999. These excess costs and related accrued interest were recovered from May 1999 through May 2000. After two years of excess costs and recoveries, the Texas 75% net profits interests began contributing to trust royalty income in May 2000. Primarily because of lower oil prices and reduced production resulting from mechanical complications on one of the underlying properties, costs also exceeded revenues for five monthly net proceeds calculations for the Oklahoma 75% net profits interests from August 1998 through September 1999. These costs were recovered from October 1998 through October 1999. Excess development costs occurred twice prior to 1998. Development costs and production expenses exceeded the proceeds of production from the working interest properties in Texas from January to April 1994; these excess costs were recovered from May to August 1994. Development costs and production expenses exceeded the proceeds of production from the working interest properties in Oklahoma from October 1993 to June 1994; these excess costs were recovered from July to September 1994.


Trust Reserve Estimates Depend on Many Assumptions that May Prove to Be Inaccurate, Which Could Cause Estimated Reserves and Future Revenues to Be Too High


   The value of the trust units will depend upon, among other things, the reserves attributable to the trust's net profits interests. Estimating reserves is inherently uncertain. Ultimately, actual production, revenues and expenditures for the underlying properties will vary from estimates and those variations could be material. Petroleum engineers consider many factors and make assumptions in estimating reserves. Those factors and assumptions include:

  . historical production from the area compared with production rates from similar producing areas;

  .  the assumed effect of governmental regulation; and

  . assumptions about future commodity prices, production and development costs, severance and excise taxes, and capital expenditures.

Changes in these assumptions can materially change reserve estimates.

   Proved reserves and discounted future net cash flows from proved reserves are estimated for the underlying properties and the trust's net profits interests as of December 31 of each year based on prices of oil and natural gas realized by XTO Energy as of each year-end. Estimated discounted future net cash flows generally will decrease as prices of oil and natural gas decline.


   The trust's reserve quantities and revenues are based on estimates of reserves and revenues for the underlying properties. The method of allocating a portion of those reserves to the trust is complicated because the trust holds an interest in net profits and does not own a specific percentage of the oil and natural gas reserves.


Operating Risks For the Working Interest Properties Can Adversely Affect Trust Distributions


   The occurrence of drilling, production or transportation accidents at any of the working interest properties will reduce trust distributions by the amount of uninsured costs. These accidents may result in personal injuries, property damage, damage to productive formations or equipment and environmental damages. Any uninsured costs would be deducted as a production cost in calculating net proceeds payable to the trust.

Neither the Trust Nor XTO Energy Controls the Operation or Development of the Underlying Properties and Have Little Influence Over Operation or Development


   Neither the trustee nor the trust unitholders can influence or control the operation or future development of the underlying properties. Because XTO Energy does not operate most of the underlying properties, it is unable to significantly influence the operations or future development of the underlying properties.


   The current operators of the underlying properties are under no obligation to continue operating the properties. Neither the trustee nor trust unitholders have the right to replace an operator.

XTO Energy May Transfer Any Underlying Property Without Your Consent or Approval, and the Owner of Any Underlying Property May Abandon Any Property, Terminating the Related Net Profits Interest


   Although it has no current intention of selling any of the underlying properties, XTO Energy may at any time transfer all or part of the underlying properties. You will not be entitled to vote on any transfer, and the trust will not receive any proceeds of the transfer. Following any transfer, the underlying properties will continue to be subject to the net profits interests of the trust, but the net proceeds from the transferred property would be calculated separately and paid by the transferee. The transferee would be responsible for all of XTO Energy's obligations relating to calculating, reporting and paying to the trust net profits on that portion of the underlying properties, and XTO Energy would have no continuing obligation to the trust for those properties.


   The operator, XTO Energy or any transferee may abandon any well or property if it reasonably believes that the well or property can no longer produce in commercially economic quantities. This could result in termination of the net profits interest relating to the abandoned well.


The Net Profits Interests Can Be Sold and the Trust Would Be Terminated


   The trustee must sell the net profits interests if the holders of 80% or more of the trust units approve the sale or vote to terminate the trust. The trustee must also sell the net profits interests if the annual gross proceeds from the underlying properties are less than $1 million for each of two consecutive years. Sale of all the net profits interests will terminate the trust. The net proceeds of any sale will be distributed to the trust unitholders.

Trust Unitholders Have Limited Voting Rights


   Your voting rights as a trust unitholder are more limited than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of trust unitholders or for an annual or other periodic re-election of the trustee.

Trust Unitholders Have Limited Ability to Enforce the Trust's Rights Against XTO Energy or Other Owners of the Underlying Properties


   The trust indenture and related trust law permit the trustee and the trust to sue XTO Energy or any other future owner of the underlying properties to compel it to fulfill the terms of the conveyance of the net profits interests. If the trustee does not take appropriate action to enforce provisions of the conveyance, your recourse as a trust unitholder would likely be limited to bringing a lawsuit against the trustee to compel the trustee to take specified actions. You probably would not be able to sue XTO Energy or any future owner of the underlying properties.


Texas Law is Unclear Whether a Trust Unitholder Has Personal Liability for the Trust's Obligations and Liabilities


   Texas law is not clear whether a trust unitholder could be held personally liable for the trust's liabilities if those liabilities exceeded the value of the trust's assets.

   XTO Energy believes it is highly unlikely the trust could incur such excess liabilities. As a royalty interest, the trust's net profit interest is generally not subject to operational and environmental liabilities and obligations. The trust conducts no active business that would give rise to other business liabilities. The trustee has limited ability to incur obligations on behalf of the trust. The trustee must ensure that all contractual liabilities of the trust are limited to claims against the assets of the trust. The trustee will be liable for its failure to do so.


XTO Energy's Liability to the Trust for Failure to Perform Its Duties Is
Limited


   The net profits interest conveyances provide that XTO Energy will not be liable to the trust for performing its duties in operating the underlying properties as long as it acts in good faith.


Trust Assets Are Depleting Assets and, If Operators of the Underlying Properties Do Not Perform Additional Development Projects, the Assets May Deplete Faster Than Expected


   The net proceeds payable to the trust are derived from the sale of depleting assets. Accordingly, the portion of the distributions to trust unitholders attributable to depletion may be considered a return of capital. The reduction in proved reserve quantities is a common measure of the depletion. Future maintenance and development projects on the underlying properties will affect the quantity of proved reserves. The timing and size of these projects will depend on the market prices of oil and natural gas. If operators of the properties do not implement additional maintenance and development projects, the future rate of production decline of proved reserves may be higher than the rate currently expected by XTO Energy. For federal income tax purposes, depletion is reflected as a deduction, which is dependent upon the purchase price of a trust unitholder's trust units. See "Federal Income Tax Consequences--Royalty Income and Depletion."


The Trust Has Not Requested an IRS Ruling and the Expected Tax Treatment of the Trust and Distributions to Trust Unitholders Could Differ from the Description in this Prospectus if the IRS Successfully Challenged the Treatment


   The trust has received an opinion of tax counsel that the trust is a "grantor trust" for federal income tax purposes. This means that:

  . you will be taxed directly on your pro rata share of the net income of the trust, regardless of whether all of that net income is distributed to you;

  . you will be allowed depletion deductions equal to the greater of percentage depletion or cost depletion, computed on the tax basis of your trust units, and your pro rata share of other deductions of the trust; and

  . you will be allowed the tax credit of your share of qualifying coal seam gas production provided under Section 29 of the Internal Revenue Code, subject to limitations described in this prospectus.

   Tax counsel believes that its opinion is in agreement with the present position of the IRS regarding grantor trusts. Neither XTO Energy nor the trustee has requested a ruling from the IRS regarding these tax questions. There can be no assurances that XTO Energy or the trust would be granted such a ruling if requested or that the IRS will not change its position in the future. The tax treatment of the trust and trust unitholders could be different from that described above if the IRS were to successfully challenge that treatment. See "Federal Income Tax Consequences."

                           FORWARD-LOOKING STATEMENTS

   Some statements made by XTO Energy in this prospectus are prospective and constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. The most significant risks, uncertainties and other factors are discussed under "Risk Factors" above.


                                USE OF PROCEEDS

   The trust will not receive any proceeds from the sale of the trust units. XTO Energy and any other selling trust unitholder will receive all net proceeds from the sale of trust units described in this prospectus and any prospectus supplement. XTO Energy intends to apply its portion of net proceeds to repay outstanding indebtedness under its bank revolving credit facility. XTO Energy will describe in a prospectus supplement details of the amount of net proceeds and the use to which they will be applied.




                              XTO ENERGY INC.


   XTO Energy is a leading United States independent energy company. It engages in the acquisition, development and exploration of oil and natural gas properties, and in the production, processing, marketing and transportation of oil and natural gas in the United States. Prior to its name change on June 1, 2001, XTO Energy was known as Cross Timbers Oil Company. XTO Energy organized the trust and conveyed the net profits interests to the trust in 1991 in exchange for all of the trust units. XTO Energy distributed trust units to its equity owners in 1991 and 1992 and sold the remainder in an initial public offering of the trust units in 1992. XTO Energy continues to own the underlying properties from which the net profits interests were conveyed. During the period from July 1996 to January 1998, XTO Energy purchased a total of 1,360,000 trust units on the open market for an average price of $13.75 per unit.


   Management of XTO Energy has been involved in the formation of three other publicly traded royalty trusts. The trusts are the Hugoton Royalty Trust formed in 1998, and the Permian Basin Royalty Trust and the San Juan Basin Royalty Trust both formed in 1980. XTO Energy may form additional trusts with other properties.


                                   THE TRUST

   The trust was created under the laws of the State of Texas in 1991. In connection with the formation of the trust, XTO Energy conveyed to the trust the net profits interests in the underlying properties in exchange for all 6,000,000 of the trust units.


   The trustee is Bank of America, N.A. The trustee can authorize the trust to borrow money to pay trust administrative or incidental expenses that exceed cash held by the trust. The trustee may authorize the trust to borrow from the trustee as a lender. Because the trustee is a fiduciary, the terms of any loan must be fair to the trust unitholders. The trustee may also deposit funds awaiting distribution in an account with itself, if the interest paid to the trust at least equals amounts paid by the trustee on similar deposits.


   The trust pays the trustee a fee of less than $10,000 per year. The trust will also incur legal, accounting and engineering fees, printing costs and other expenses that are deducted from the net proceeds received by the trust before distributions are made to trust unitholders. These costs and expenses totaled $186,000 for the year ended December 31, 2000.

                          COMPUTATION OF NET PROCEEDS

   The provisions governing the computation of the net proceeds are detailed and extensive. The following description of the net profits interests and the computation of net proceeds is subject to and qualified by the more detailed provisions of the conveyances of the net profits interests that are filed as exhibits to the registration statement. See "Available Information."

Net Profits Interests

   The net profits interests are defined net profits interests carved from the underlying properties. The net profits interests entitle the trust to receive:

  . 90% of the net proceeds from the sale of oil and natural gas produced from the three conveyances that represent royalty and overriding royalty interests underlying properties; and

  . 75% of the net proceeds from the sale of oil and natural gas produced from the two conveyances that represent working interests underlying properties.

   The amounts paid to the trust for the net profits interests are based on the definitions of "gross proceeds" and "net proceeds" contained in the conveyances and described below. Under the conveyances, net proceeds are computed monthly. XTO Energy pays either 90% or 75% of the aggregate net proceeds attributable to a computation period to the trust on or before the last business day of the month following the computation period. XTO Energy will not pay to the trust interest on the net proceeds held by XTO Energy prior to payment to the trust. The trustee makes distributions to trust unitholders monthly. See "Description of the Trust Units--Distributions and Income Computations."


   Net proceeds equal the excess of gross proceeds over production costs and excess production costs attributable to a prior computation period. The 90% net profits interests are royalty and overriding royalty interests and production costs are zero. Production costs apply only to working interest properties, which comprise the 75% net profit interests.

   Gross proceeds means an amount received by XTO Energy from sales of oil and natural gas produced from the underlying properties, after deducting:


  . all general property (ad valorem), production, severance, sales, gathering, excise and other taxes except income taxes, and gathering costs; and

  .  any payment made to the owner of an underlying property for

    -- natural gas not taken, but to the extent payments are allocated to natural gas taken in the future, payments are included, without interest, in gross proceeds when such natural gas is taken;

    -- damages, other than drainage or reservoir injury;

    -- rental for reservoir use; and

    -- payments in connection with the drilling of any well.

   Gross proceeds does not include consideration for the transfer or sale of any underlying property by XTO Energy or any subsequent owner to any new owner. Gross proceeds also does not include any amount for oil and natural gas lost in production or marketing or used by the owner of the underlying properties in drilling, production and plant operations. Gross proceeds includes payments for future production if they are not subject to repayment in the event of insufficient subsequent production.

   Production costs, on a cash basis, generally means the sum of:

  . all payments to mineral or landowners, such as royalties or other burdens against production, delay rentals, shut-in natural gas payments, minimum royalty or other payments for drilling or deferring drilling;

  . any taxes paid by the owner of an underlying property, other than income taxes, to the extent not deducted or excluded in calculating gross proceeds, including estimated and accrued ad valorem and other property taxes;

  . costs paid by the owner of an underlying property under any joint operating agreement;

  . all other costs, expenses and liabilities of exploring for, drilling, operating and producing oil and natural gas, including allocated expenses such as labor, vehicle and travel costs and materials;

  . costs or charges associated with gathering, treating and processing natural gas;

  .  certain interest costs;

  .  any overhead charge;

  . amounts previously included in gross proceeds but subsequently paid as a refund, interest or penalty;

  .  other costs and expenses for renewals or extensions of leases; and

  . at the option of the owner of an underlying property, accruals for costs approved under authorizations for expenditure.

   XTO Energy charges an overhead fee to administer the underlying properties. The administration includes various engineering, accounting and other administrative functions. This fee is $287,100 per year to the underlying properties, or $215,325 per year net to the trust. The fee is adjusted annually and will increase or decrease each year based on changes in the year-end index of average weekly earnings of crude petroleum and natural gas workers.


   Excess production costs are the excess of production costs over gross proceeds, plus interest accrued at the prime rate. Therefore, if production costs exceed gross proceeds for a computation period, the trust will receive no payment for that period, and excess production costs will be carried over to the following month as a production cost in determining the excess of gross proceeds over production costs for that following month.

   Gross proceeds and production costs are calculated on a cash basis, except that certain costs, primarily ad valorem taxes and expenditures of a material amount, may be determined on an accrual basis. For convenience in complying with state tax laws, the net profits interests were created by five separate conveyances, one each for the three 90% net profits interests conveyances and for the two 75% net profits interests conveyances. Net proceeds are calculated separately for the underlying properties covered by each conveyance, so excess production costs in one conveyance do not reduce net proceeds from the other.

Additional Provisions

   If a controversy arises as to the sales price of any oil or natural gas, then for purposes of determining gross proceeds:

  . amounts withheld or placed in escrow by a purchaser are not considered to be received by the owner of the underlying property until actually collected;

  . amounts received by the owner of the underlying property and promptly deposited with a nonaffiliated escrow agent will not be considered to have been received until disbursed to it by the escrow agent; and

  . amounts received by the owner of the underlying property and not deposited with an escrow agent will be considered to have been received.

   The trust is not liable to the owner of the underlying properties or the operators for any production, operating, capital or other costs or liabilities attributable to the underlying properties. The trustee is not obligated to return any income received from the net profits interests. Any overpayments made to the trust due to adjustments to prior calculations of net proceeds or otherwise will reduce future amounts payable to the trust until XTO Energy recovers the overpayments plus interest at the prime rate.


   The conveyances permit XTO Energy to transfer, without the consent or approval of the trust unitholders, all or any part of the underlying properties, subject to the net profits interests. The trust unitholders are not entitled to any proceeds of a transfer. Following a transfer, the underlying properties will continue to be subject to the net profits interests, and the net proceeds attributable to the transferred property will be calculated separately and paid by the transferee. As a result, any excess costs accrued and reimbursed from the transferred property prior to the transfer will not reduce the net proceeds payable to the trust from the underlying properties retained by XTO Energy. The conveyances have been recorded in the appropriate real property records to give notice of the net profits interests to XTO Energy's creditors and transferees.


   XTO Energy may enter into farmout, operating, participation, and other similar agreements covering an underlying property if XTO Energy believes it to be advantageous. The net profits interest held by the trust would then be calculated using the gross proceeds and production costs attributable to the interest retained by XTO Energy under the agreement and not on XTO Energy's original interest before modification by the agreement. XTO Energy may enter into any of these agreements without the consent or approval of the trustee or any trust unitholder. However, XTO Energy's interest in entering into any of these types of agreements should be parallel with that of trust unitholders because of its retained interest in 10% of the net proceeds from the conveyances of underlying properties that are royalty or overriding royalty interests and 25% of the net proceeds from the conveyances of underlying properties that are working interests.


   XTO Energy and any transferee will have the right to abandon any well or property if it believes the well or property ceases to produce or is not capable of producing in commercially paying quantities. Upon termination of the lease, that portion of the net profits interests relating to the abandoned property will be extinguished.


   XTO Energy must maintain books and records sufficient to determine the amounts payable for the net profits interests. Quarterly and annually, XTO Energy must deliver to the trustee a statement of the computation of the net proceeds for each computation period. XTO Energy will cause the annual computation of net proceeds to be audited. The audit cost will be borne by the trust.

                        FEDERAL INCOME TAX CONSEQUENCES

   This section summarizes all of the material federal income tax consequences of the ownership and sale of trust units. Many aspects of federal income taxation that may be relevant to a particular taxpayer or to certain types of taxpayers subject to specific tax treatment are not addressed. In addition, the tax laws can and do change regularly, and any future changes could have an adverse effect on the ownership or sale of trust units. The trust will not request advance rulings from the IRS with respect to the tax consequences of ownership or sale of trust units. Instead the trust will rely on the opinion of Winstead Sechrest & Minick P.C. regarding the classification of the trust and certain federal income tax consequences described below, which will be confirmed at the time of the closing. Winstead Sechrest & Minick P.C. believes that its opinion is in accordance with the present position of the IRS regarding grantor trusts. The tax opinion is not binding on the IRS or the courts, however, and no assurance can be given that the IRS or the courts will agree with it.

   The summary contained in this section is based on current provisions of the Internal Revenue Code, existing and proposed regulations, current administrative rulings and court decisions, all of which are subject to changes that may or may not be retroactively applied. Some of the applicable provisions of the Internal Revenue Code have not been interpreted by the courts or the IRS. Currently pending proposed federal tax legislation may also, under certain circumstances, have a material effect on a trust unitholder.

   AS A CONSEQUENCE, EACH PROSPECTIVE TRUST UNITHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING HIS PARTICULAR CIRCUMSTANCES INCLUDING, PARTICULARLY, HIS ALTERNATIVE MINIMUM TAX CIRCUMSTANCES.

Summary of Legal Opinions

   Winstead Sechrest & Minick P.C. is of the opinion that, for federal income tax purposes:

  . the trust is a grantor trust and not a business entity taxable as a partnership or a corporation; and

  . the income from the net profits interests is royalty income subject to an allowance for depletion.

   Winstead Sechrest & Minick P.C. advises that, unless noted otherwise, legal conclusions stated in this section constitute its opinion.

   Since no ruling is being requested from the IRS with respect to the trust or trust unitholders, the IRS could challenge these opinions and statements, which do not bind the IRS or the courts. The IRS could win in court if it did challenge these matters.

Classification and Taxation of the Trust

   In the opinion of Winstead Sechrest & Minick P.C., under current law, the trust is taxable as a grantor trust and not as a business entity. As a grantor trust, the trust is not subject to tax at the trust level. For tax purposes, the grantors, who in this case are the trust unitholders, are considered to own the trust's income and principal as though no trust were in existence. A grantor trust simply files an information return, reporting all items of income, credit or deduction which must be included in the tax returns of the trust unitholders based on their respective accounting methods and taxable years without regard to the accounting method and tax year of the trust. If, contrary to the opinion of Winstead Sechrest & Minick P.C., the trust was determined to be a business entity, it would be taxable as a partnership unless it elected to be taxed as a corporation. The principal tax consequence of the trust's being treated as a partnership would be that it would report income on the accrual method of accounting on a calendar year basis and all trust unitholders would report their share of income from the trust in their tax year with which or within which the tax year of the trust ends.

Direct Taxation of Trust Unitholders

   Since the trust is treated as a grantor trust for federal income tax purposes, each trust unitholder is taxed directly on his share of trust income and is entitled to claim his share of trust deductions. Each trust unitholder recognizes taxable income when the trust receives or accrues it, even if it is not distributed until later. Trust unitholders report their share of trust income and expenses consistent with their method of accounting and their tax year.

Reporting of Trust Income and Expenses

   The trustee treats each royalty payment it receives as the taxable income of the trust unitholders who own trust units on the day of receipt by the trust. This will normally be the last business day of each calendar month. Similarly, the trustee pays expenses only on the day it receives a royalty payment. All expenses paid on a royalty receipt day are treated as expenses of the trust unitholders who receive the distribution of that royalty income. In most cases, therefore, the income and expenses of the trust for a period are reported as belonging to the trust unitholders who received a distribution for that period. The amount of the distribution for a trust unit generally equals the net income allocated to that trust unit, determined without regard to depletion. This correlation may not exist if, for example, the trustee were to establish a cash reserve to pay estimated future expenses or pay an expense with borrowed funds. Moreover, the IRS could attempt to impute income to those persons who were trust unitholders when a royalty payment on the net profits interests accrues. The IRS could also attempt to disallow the deduction of administrative expenses to persons who were not trust unitholders when the expenses were incurred. If the IRS were successful, trust income might be taxed to trust unitholders other than those who received the distribution relating to that income. Also, an accrual basis trust unitholder might realize royalty income in a tax year earlier than that reported by the trustee.

Royalty Income and Depletion

   In the opinion of Winstead Sechrest & Minick P.C., the income from the net profits interests is royalty income qualifying for an allowance for depletion. The depletion allowance must be computed separately by each trust unitholder for each oil or gas property, within the meaning of Section 614 of the Internal Revenue Code. Winstead Sechrest & Minick P.C. understands that the IRS is presently taking the position that a net profits interest carved from multiple properties is a single property for depletion purposes. Accordingly, the trust takes the position that each net profits interest transferred to the trust by a conveyance within each state is a single property for depletion purposes. It will change this position if a different method were established by the IRS or the courts.

   The deduction for depletion is determined annually and is the greater of cost depletion or, if allowable, percentage depletion. Royalty income from production attributable to trust units owned by independent producers qualifies for percentage depletion. In general, an individual or entity with production of the equivalent of not more than 1,000 barrels of oil per day is an independent producer. In general, percentage depletion is a statutory allowance equal to 15% of the gross income from production from a property. Percentage depletion is subject to a net income limitation of 100% of the taxable income from the property, computed without regard to depletion deductions and specified loss carrybacks. The depletion deduction attributable to percentage depletion for a taxable year is limited to 65% of the taxpayer's taxable income for the year before allowance of independent producers percentage depletion and specified loss carrybacks. Unlike cost depletion, percentage depletion is not limited to the adjusted tax basis of the property, although, like cost depletion, it reduces the adjusted tax basis, but not below zero.


   XTO Energy believes that trust unitholders who purchase trust units in this offering will derive a substantially greater benefit from cost depletion than from percentage depletion.


   In computing cost depletion for each property for any year, the allowance for the property is calculated by dividing the adjusted tax basis of the property at the beginning of the year by the estimated total number of Bbls of oil or Mcf of natural gas recoverable from the property. This amount is then multiplied by the number of Bbls of oil or Mcf of natural gas produced and sold from the property during the year. Cost depletion for a property cannot exceed the adjusted tax basis of the property. Each trust unitholder computes cost depletion using his basis in his trust units. Information is provided to each trust unitholder reflecting how his basis should be allocated among each property represented by his trust units. To the extent the depletion tax deduction exceeds cash distributions per trust unit, that excess can be deducted from the taxpayer's other sources of taxable income.

Other Income and Expenses

   It is anticipated that the only other income of the trust will be interest income earned on funds held as a reserve or pending distribution. Other expenses of the trust include any state and local taxes imposed on the trust and administrative expenses of the trustee. Although the issue has not been finally resolved, Winstead Sechrest & Minick P.C. believes that all or substantially all of those expenses are deductible in computing adjusted gross income and, therefore, are not the type of miscellaneous itemized deductions that are allowable only to the extent that they total more than 2% of adjusted gross income.

Section 29 Coal Seam Gas Tax Credit

   Certain of the natural gas production attributable to the net profits interests is from coal seam gas. Subject to certain statutory requirements, taxpayers are entitled to the Section 29 tax credit for production and sale of certain natural gas produced from coal seams. The Section 29 tax credit applies to coal seam gas produced and sold to unrelated parties prior to January 1, 2003 from wells drilled prior to January 1, 1993 and after December 31, 1979. The Section 29 tax credit is equal to $3.00 per barrel of oil equivalent, which is 5.8 MMBtu, adjusted for inflation since 1979. The credit is reduced by a formula computation as the price of oil rises above an inflation adjusted amount. The Section 29 credit available for coal seam gas produced in 2000 was $1.06 per MMBtu. In the opinion of Winstead Sechrest & Minick P.C., if the requisite statutory requirements are met, the trust unitholders will be eligible to claim the Section 29 tax credit for sales of qualified coal seam gas production included in the calculation of the net profits interests. XTO Energy believes that all of the statutory requirements have been or will be met on substantially all of the coal seam wells.


   The Section 29 tax credit allowable for any taxable year cannot exceed the excess of the taxpayer's regular tax liability for that taxable year, as reduced by the taxpayer's foreign tax credits and certain nonrefundable credits, over the taxpayer's tentative minimum tax liability for that year. Any amount of Section 29 tax credit disallowed for the tax year solely because of this limitation will increase the taxpayer's minimum tax credit carryover. This credit may be carried forward indefinitely as a credit against the taxpayer's regular tax liability, subject, however to the limitation described in the first sentence of this paragraph. There is no provision for the carryback or carryforward of the Section 29 tax credit in any other circumstances, so, a trust unitholder may not receive the full benefit of the tax credit depending on the trust unitholder's particular circumstances.


Alternative Minimum Tax

   All taxpayers are subject to an alternative minimum tax. Alternative minimum taxable income is the taxpayer's taxable income recomputed with various adjustments plus items of tax preference. In the case of persons other than independent producers, tax preferences include the excess of percentage depletion deductions for an oil or natural gas property over the adjusted tax basis of the property. Alternative minimum tax is the excess of a taxpayer's tentative minimum tax for a tax year over his regular tax for that year.

Non-Passive Activity Income and Loss

   The income and expenses of the trust will not be taken into account in computing the passive activity losses and income under Internal Revenue Code
Section 469 for a trust unitholder who acquires and holds trust units as an investment. Section 29 tax credits generated by an investment in the trust units, therefore, can be utilized to offset regular tax liability on income from any source, subject to the limitations discussed in "Section 29 Coal Seam Gas Tax Credit" above.

Unrelated Business Taxable Income

   Certain organizations that are generally exempt from tax under Internal Revenue Code Section 501 are subject to tax on certain types of business income defined in Section 512 as unrelated business income. In the opinion of Winstead Sechrest & Minick P.C., the income of the trust will not be unrelated business taxable income so long as the trust units are not debt-financed property within the meaning of Section 514(b). In general, a trust unit would be debt-financed if the exempt organization incurs debt to acquire a trust unit or otherwise incurs or maintains a debt that would not have been incurred or maintained if the trust unit had not been acquired.

Sale of Trust Units; Depletable Basis

   Generally, a trust unitholder will realize gain or loss on the sale or exchange of his trust units measured by the difference between the amount realized on the sale or exchange and his adjusted basis for such trust units. A trust unitholder's basis in his trust units will be equal to the amount he paid for the trust units, reduced by deductions for depletion claimed by the trust unitholder, but not below zero. Except to the extent of the depletion recapture amount explained below, gain or loss on the sale of trust units by a trust unitholder who is an individual and who is not a dealer in the trust units should be a long-term capital gain, taxable at a maximum rate of 20%, if the trust units have been held for more than 12 months. Upon the sale of the trust units, a trust unitholder will be treated as having sold his share of the net profits interests and must treat as ordinary income his depletion recapture amount, which is an amount equal to the lesser of the gain on such sale or the sum of the prior depletion deductions taken on the trust units, but not in excess of the initial basis of the trust units. The IRS could take the position that a portion of the sales proceeds is ordinary income to the extent of any accrued income at the time of the sale that was allocable to the trust units sold even though the income is not distributed to the selling trust unitholder.

Taxation of Foreign Holders

   Unless the election described below is made, a foreign holder, consisting of a nonresident alien individual, foreign corporation, or foreign estate or trust, will be subject to federal income withholding tax on his share of gross royalty income from the net profits interests. The withholding tax will be at a 30% rate, or lower treaty rate if applicable and proper evidence is supplied to the withholding agent, applied to the gross royalty income received by the foreign holder without any deductions. Gain realized on a sale of a trust unit by a foreign holder will be subject to federal income tax only if:

  . the gain is otherwise effectively connected with business conducted by the foreign holder in the United States;

  . the foreign holder is an individual who is present in the United States for at least 183 days in the year of the sale;

  . the foreign holder has at any time during the five-year period ending on the date of sale owned more than a 5% interest in the trust; or

  . the trust units cease to be regularly traded on an established securities exchange.

   Gain realized by a foreign holder upon the sale by the trust of all or any part of the net profits interests would be subject to federal income tax.

   Trust unitholders who are foreign holders may elect under Internal Revenue Code Section 871 or Section 882 or similar provisions of applicable treaties to treat income attributable to the net profits interests as effectively connected with the conduct of a trade or business in the United States. The foreign holder will then be taxed at regular federal income tax rates on the net income, rather than the gross income, attributable to the net profits interests, including gain recognized on the disposition of trust units. Absent a treaty exception, the net income of a corporate foreign holder which has made such an election will also be subject to the branch profits tax imposed under Section 884 to the extent not reinvested in a United States trade or business. To claim the deductions allowable in computing net income, including cost depletion, an electing foreign holder must file a United States income tax return. To avoid tax withholding, an electing foreign holder must provide proper certificates or other evidence to the withholding agent. Once made, the election is irrevocable unless an applicable treaty allows the election to be made annually. The election is applicable to all income and gain realized by the foreign holder on any real property interests located in the United States, including those interests held through partnerships, fixed investment trusts, and other pass-through entities.

Backup Withholding

   In general, distributions of trust income will not be subject to backup withholding unless the trust unitholder is an individual or other noncorporate taxpayer and he fails to comply with certain reporting procedures.

Tax Shelter Registration

   XTO Energy believes that the requirements for tax shelter registration under Internal Revenue Code Section 6111 would be met if any trust unitholder's investment base is substantially reduced by borrowing. To avoid any potential penalty, the trust has been registered as a tax shelter with the IRS. The trustee will furnish the tax shelter registration number to each trust unitholder. Each trust unitholder must disclose this number by attaching Form 8271 to his tax return.


   ISSUANCE OF A TAX SHELTER REGISTRATION NUMBER DOES NOT INDICATE THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

Reports

   The trustee will furnish to trust unitholders of record quarterly, and to all trust unitholders annually, reports to facilitate their computation of their tax liability. See "Description of the Trust Units--Periodic Reports."

                            STATE TAX CONSIDERATIONS

   The following is a brief summary of the material state income taxes and other state tax matters affecting the trust and the trust unitholders. Trust unitholders are urged to consult their own legal and tax advisors as these matters relate to their individual circumstances.

Income Tax Considerations

   Texas presently does not have a state income tax on resident or nonresident individuals. The Texas franchise tax imposes, in effect, an income tax on corporations and limited liability companies which qualify to do business or actually do business in Texas. Trust unitholders that are corporations or limited liability companies will be subject to Texas franchise taxes on income from the net profits interests.

   New Mexico and Oklahoma impose income taxes upon residents and nonresidents. In the case of nonresidents, income derived from tangible property within the state is subject to tax. The income tax laws of New Mexico and Oklahoma are based on federal income tax laws. Thus, assuming the trust is taxed as a grantor trust for federal income tax purposes, the trust unitholders will be subject to New Mexico income tax on their share of income from New Mexico net profits interests and subject to Oklahoma income tax on their share of income from Oklahoma net profits interests. Nonresidents of New Mexico and Oklahoma, however, may not be taxed in those states on gains from sales of trust units. Trust unitholders may also be subject to tax by the state in which they reside on income derived from the trust.


   The trustee will provide information concerning the trust sufficient to identify the income of the trust allocable to each state. Trust unitholders should consult their own tax advisors to determine their income tax filing requirements with respect to their share of income of the trust allocable to states imposing an income tax on such income.

Probate and Property Considerations

   The trust units may constitute real property or an interest in real property under the inheritance, estate and probate laws of Texas, New Mexico and Oklahoma. If the trust units are held to be real property or an interest in real property under the laws of a state in which the underlying properties are located, the trust units may be subject to devolution, probate and administrative laws, and inheritance or estate and similar taxes, under the laws of such state.

                              ERISA CONSIDERATIONS

   The Employee Retirement Income Security Act of 1974 regulates pension, profit-sharing and other employee benefit plans to which it applies. ERISA also contains standards for persons who are fiduciaries of those plans. In addition, the Internal Revenue Code provides similar requirements and standards which are applicable to qualified plans, which include these types of plans and to individual retirement accounts, whether or not subject to ERISA.

   A fiduciary of a qualified plan should carefully consider fiduciary standards under ERISA regarding the qualified plan's particular circumstances before authorizing an investment in trust units. A fiduciary should consider

  . whether the investment satisfies the prudence requirements of Section 404(a)(1)(B) of ERISA;

  .  whether the investment satisfies the diversification requirements of
     Section 404(a)(1)(C) of ERISA; and

  . whether the investment is in accordance with the documents and instruments governing the qualified plan as required by Section 404(a)(1)(D) of ERISA.

   A fiduciary should also consider whether an investment in trust units might result in direct or indirect nonexempt prohibited transactions under Section 406 of ERISA and Internal Revenue Code Section 4975. In deciding whether an investment involves a prohibited transaction, a fiduciary must determine whether there are plan assets in the transaction. On November 13, 1986, the Department of Labor published final regulations concerning whether or not a qualified plan's assets would be deemed to include an interest in the underlying assets of an entity for purposes of the reporting, disclosure and fiduciary responsibility provisions of ERISA and analogous provisions of the Internal Revenue Code. These regulations provide that the underlying assets of an entity will not be considered "plan assets" if the equity interests in the entity are a publicly offered security. The trust units are publicly traded on the New York Stock Exchange. Fiduciaries, however, will need to determine whether the acquisition of trust units is a nonexempt prohibited transaction under the general requirements of ERISA Section 406 and Internal Revenue Code
Section 4975.

   The prohibited transaction rules are complex, and persons involved in prohibited transactions are subject to penalties. For that reason, potential qualified plan investors should consult with their counsel to determine the consequences under ERISA and the Internal Revenue Code of their acquisition and ownership of trust units.

                       DESCRIPTION OF THE TRUST INDENTURE

   The following information and the information included under "Description of the Trust Units" summarize the material information contained in the trust indenture. This summary may not contain all the information that is important to you. For more detailed provisions concerning the trust, you should read the trust indenture. A copy of the trust indenture was filed as an exhibit to the registration statement. See "Available Information."

Creation and Organization of the Trust; Amendments

   Predecessors of XTO Energy created the net profits interests and conveyed them to the trust in exchange for 12,000,000 trust units. The 12,000,000 units were subsequently converted to 6,000,000 outstanding units.


   XTO Energy organized the trust under Texas law to acquire and hold the net profits interests for the benefit of the trust unitholders under an agreement between XTO Energy and the trustee. The trustee has all the power to collect and distribute proceeds receiveable by the trust and to pay trust liabilities and expenses.


   Neither the trust nor the trustee has any control over or responsibility for costs relating to the operation of the underlying properties. Neither XTO Energy nor other operators of the underlying properties have any contractual commitments to the trust to conduct further drilling on or to maintain their ownership interest in any of these properties.


   The beneficial interest in the trust is divided into 6,000,000 trust units. Each of the trust units represents an equal undivided portion of the trust. You will find additional information concerning the trust units in "Description of the Trust Units."

   Amendment of the trust indenture requires a vote of holders of 80% or more of the outstanding trust units. However, no amendment may--

  . increase the power of the trustee to engage in business or investment activities;

  .  alter the rights of the trust unitholders as among themselves; or

  .  permit the trustee to distribute the net profits interests in kind.

Assets of the Trust

   The assets of the trust consist of net profits interests and any cash and temporary investments being held for the payment of expenses and liabilities and for distribution to the trust unitholders.

Duties and Limited Powers of the Trustee

   The duties of the trustee are specified in the trust indenture and by the laws of the State of Texas. The trustee's principal duties consist of:

  .  collecting income attributable to the net profits interests;

  . paying expenses, charges and obligations of the trust from the trust's income and assets;

  .  distributing distributable income to the trust unitholders; and

  . taking any action it deems necessary and advisable to best achieve the purposes of the trust.

   If a trust liability is contingent or uncertain in amount or not yet currently due and payable, the trustee may create a cash reserve to pay for the liability. If the trustee determines that the cash on hand and the cash to be received is insufficient to cover the trust's liability, the trustee may borrow funds required to pay the liabilities. The trustee may borrow the funds from any person, including itself. The trustee may also mortgage the assets of the trust to secure payment of the indebtedness. If the trustee borrows funds, the trust unitholders will not receive distributions until the borrowed funds are repaid.

   Each month, the trustee will pay trust obligations and expenses and distribute to the trust unitholders the remaining proceeds received from the net profits interests. The cash held by the trustee as a reserve against future liabilities or for distribution at the next distribution date must be invested in:

  .  interest bearing obligations of the United States government;

  . repurchase agreements secured by interest-bearing obligations of the United States government; or

  .  bank certificates of deposit.

   The trust may not acquire any asset except the net profits interests, cash and temporary cash investments, and it may not engage in any investment activity except investing cash on hand.

   The trustee may sell the net profits interests in any of the following circumstances:

  . the sale does not involve a material part of the trust's assets and is in the best interests of the trust unitholders. A majority of the trust units represented at a meeting of the trust unitholders where a quorum is present must approve the sale; or

  . the sale constitutes a material part of the trust's assets and is in the best interests of the trust unitholders. Holders representing 80% of the outstanding trust units must approve the sale.

   Upon termination of the trust the trustee must sell the net profits interests. No trust unitholder approval is required. The trustee will distribute to the trust unitholders the net proceeds from any sale of the net profits interests.

   The trustee may require any trust unitholder to dispose of his trust units if an administrative or judicial proceeding seeks to cancel or forfeit any of the property in which the trust holds an interest because of the nationality or any other status of that trust unitholder. If a trust unitholder fails to dispose of his trust units, the trustee must purchase for cash from trust assets the trust units held by the ineligible holder. The purchase price for the trust units will be the market price on a specified day. The trustee may then either cancel the trust certificate for the trust units so purchased or sell them to an eligible third party with the proceeds becoming revenue of the trust.

   The trustee may agree to modifications of the terms of the conveyances or to settle disputes involving the conveyances. The trustee may not agree to modifications or settle disputes involving the royalty part of the conveyances if these actions would change the character of the net profits interests in such a way that the net profits interests become working interests or that the trust becomes an operating business.

Liabilities of the Trust

   Because the trust does not conduct an active business and the trustee has little power to incur obligations, the trust has only incurred liabilities for routine administrative expenses, such as the trustee's fees and accounting, engineering, legal and other professional fees. XTO Energy does not expect the trust to incur other types of liabilities in the future.


Responsibility and Liability of the Trustee

   The trustee is a fiduciary for the trust unitholders and is required to act in the best interests of the trust unitholders at all times. The trustee must exercise the same judgment and care in supervising and managing the trust's assets as persons of ordinary prudence, discretion and intelligence would exercise. Under Texas law, the trustee's duties to the trust unitholders are similar to the duty of care owed by a corporate director to the corporation and its shareholders. The primary difference between the trustee's duties and a corporate director's duties is the absence of the legal presumption protecting the trustee's decisions from challenge.

   The trustee does not make business decisions affecting the assets of the trust. Therefore, substantially all of the trustee's functions under the trust indenture are ministerial in nature. See "--Duties and Limited Powers of the Trustee," above. The trust indenture provides that the trustee may:

  .  charge for its services as trustee;

  . retain funds to pay for future expenses and deposit them in its own account in compliance with applicable law;

  .  lend funds at commercial rates to the trust to pay the trust's expenses;
     and

  .  seek reimbursement from the trust for its out-of-pocket expenses.

   In discharging its duties to trust unitholders, the trustee may act in its discretion and will be liable to the trust unitholders only for fraud, gross negligence or acts or omissions in bad faith. The trustee will not be liable for any act or omission of its agents or employees unless the trustee acted in bad faith or with gross negligence in their selection and retention. The trustee will be indemnified for any liability or cost that it incurs in the administration of the trust, except in cases of fraud or acts or omissions in bad faith. The trustee has a lien on the assets of the trust as security for this indemnification and compensation earned as trustee. The trustee is entitled to indemnification from trust assets. Trust unitholders will not be liable to the trustee for any indemnification. See "Description of the Trust Units--Liability of Trust Unitholders." The trustee must ensure that recourse for all contractual liabilities of the trust are limited to the assets of the trust and will be liable for such contractual liabilities if it fails to do so.

   Under Texas law, if the trustee acts in bad faith or with gross negligence, the trustee will be liable to the trust unitholders for damages. Texas law also permits the trust unitholders to file actions seeking other remedies, including:

  .  removal of the trustee;

  .  specific performance;

  .  appointment of a receiver;

  .  an accounting by the trustee to trust unitholders; and

  .  punitive damages.

Duration of the Trust; Sale of Net Profits Interests

   The trust will terminate if:

  .  the trust sells all of the net profits interests;

  . annual gross proceeds attributable to the underlying properties are less than $1 million for each of two consecutive years;

  . the holders of 80% or more of the outstanding trust units vote in favor of dissolution; or

  .  the trust violates the rule against perpetuities.

   The trustee would then sell all of the trust's assets, either by private sale or public auction, and distribute the net proceeds of the sale to the trust unitholders.

Compensation of the Trustee

   The trustee's compensation will be paid out of the trust's assets. See "The Trust."

Miscellaneous

   The trustee may consult with counsel, accountants, geologists and engineers and other parties the trustee believes to be qualified as experts on the matters for which advice is sought. The trustee will be protected from liability for any action it takes in good faith reliance upon the opinion of the expert.

                         DESCRIPTION OF THE TRUST UNITS

   Each trust unit is an undivided share of the beneficial interest in the trust. Each trust unitholder has the same rights regarding each of his trust units as every other trust unitholder has regarding his units. The trust has 6,000,000 trust units outstanding.

Distributions and Income Computations

   Each month, the trustee will determine the amount of funds available for distribution to the trust unitholders. Available funds are the excess cash received by the trust from the net profits interests and other sources that month, over the trust's liabilities for that month. Available funds will be reduced by any cash the trustee decides to hold as a reserve against future liabilities. Trust unitholders that own their trust units on the monthly record date, which is the end of the last business day of the month, will receive a pro-rata distribution no later than 10 business days after the monthly record date.

   Unless otherwise advised by counsel or the IRS, the trustee will treat the income and expenses of the trust for each month as belonging to the trust unitholders of record on the monthly record date. Trust unitholders will recognize income and expenses for tax purposes in the month the trust receives or pays those amounts, rather than in the month the trust distributes them. Minor variances may occur. For example, the trustee could establish a reserve in one month that would not result in a tax deduction until a later month. The trustee could also make a payment in one month that would be amortized for tax purposes over several months. See "Federal Income Tax Consequences."

Transfer of Trust Units

   Trust unitholders may transfer their trust units by sending their trust unit certificate to the trustee along with a transfer form that is properly completed. The trustee will not require either the transferor or transferee to pay a service charge for any transfer of a trust unit. The trustee may require payment of any tax or other governmental charge imposed for a transfer. The trustee may treat the owner of any trust unit as shown by its records as the owner of the trust unit. The trustee will not be considered to know about any claim or demand on a trust unit by any party except the record owner. A person who acquires a trust unit after any monthly record date will not be entitled to the distribution relating to that monthly record date.

Periodic Reports

   The trustee will mail to trust unitholders quarterly reports showing the assets, liabilities, receipts and disbursements of the trust for each quarter except the fourth quarter. No later than 120 days following the end of each year, the trustee will mail to the trust unitholders an annual report containing audited financial statements of the trust.

   The trustee will file all required trust federal and state income tax and information returns. The trustee will prepare and mail to trust unitholders of record quarterly, and to all trust unitholders annually, reports that trust unitholders need to correctly report their share of the income and deductions of the trust.

   Each trust unitholder and his representatives may examine, for any proper purpose, during reasonable business hours the records of the trust and the trustee.

Liability of Trust Unitholders

   The trustee is required to ensure that all contractual liabilities of the trust are limited to the assets of the trust. The trustee will be liable for such contractual liabilities if it fails to do so. Texas law, however, is unclear whether a trust unitholder would be liable for any liability of the trust that exceeds the net assets of the trust and the trustee.

   XTO Energy believes it is highly unlikely the trust could incur such excess liabilities. As a royalty interest, the trust's net profits interests are generally not subject to operational and environmental liabilities and obligations. The trust may not conduct an active business that would give rise to other business liabilities. The trustee has limited ability to incur obligations on behalf of the trust. The trustee must not enter into a contract without ensuring that all contractual liabilities of the trust are limited to claims against the assets of the trust. The trustee will be liable for its failure to do so. Because of the value and passive nature of the trust assets and the restrictions in the indenture on the power of the trustee to incur liabilities, XTO Energy believes it is unlikely that a trust unitholder would incur any liability from the trust based on its ownership of trust units.


Voting Rights of Trust Unitholders

   Trust unitholders have more limited voting rights than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of trust unitholders or for annual or other periodic re-election of the trustee.

   The trustee or trust unitholders owning at least 15% of the outstanding trust units may call meetings of trust unitholders. Meetings must be held in Fort Worth, Texas. The trustee must send written notice of the time and place of the meeting and the matters to be acted upon to all of the trust unitholders at least 20 days and not more than 60 days before the meeting. Trust unitholders representing a majority of trust units outstanding must be present or represented to have a quorum. Each trust unitholder is entitled to one vote for each trust unit owned.

   Unless otherwise required by the trust indenture, a matter is approved by the vote of a majority of the trust units held by the trust unitholders at a meeting where there is a quorum. This is true, even if a majority of the total trust units did not approve it. The affirmative vote of the holders of 80% of the outstanding trust units is required to:

  .  terminate the trust;

  .  amend the trust indenture; or

  .  approve the sale of all or any material part of the assets of the trust.

   The trustee must consent before all or any part of the trust assets can be sold except in connection with the termination of the trust. The trustee may be removed, with or without cause, by the vote of the holders of a majority of the outstanding trust units.

Comparison of Trust Units and Common Stock

   You should be aware of the following ways in which an investment in trust units is different from an investment in common stock of a corporation.


                                   Trust Units                    Common Stock
                                   -----------                    ------------
Voting.................. Limited voting rights.          Corporate statutes provide
                                                         specific voting rights to
                                                         stockholders on electing
                                                         directors and major corporate
                                                         transactions.

Income Tax.............. The trust is not subject to     Corporations are taxed on their
                         income tax; trust unitholders   income, and their stockholders
                         are directly subject to income  are taxed on dividends.
                         tax on their proportionate
                         shares of trust income,
                         adjusted for tax deductions.

Distributions........... Substantially all trust income  Stockholders receive dividends
                         is distributed to trust         at the discretion of the board
                         unitholders.                    of directors.

Business and Assets..... Interest is limited to specific A corporation conducts an
                         assets with a finite economic   active business for an
                         life.                           unlimited term and can reinvest
                                                         its earnings and raise
                                                         additional capital to expand.

Limited Liability....... Texas law and the laws of the   Corporate laws provide that a
                         other states do not             stockholder is not liable for
                         specifically provide for        the obligations and liabilities
                         limited liability of trust      of the corporation, subject to
                         unitholders. However, due to    limited exceptions.
                         the size and nature of the
                         trust assets, liability in
                         excess of the trust
                         unitholders' investment is
                         extremely unlikely.

Fiduciary Duties........ The trustee has a fiduciary     Officers and directors have a
                         duty to trust unitholders, but  fiduciary duty of loyalty to
                         XTO Energy does not.            stockholders and a duty to use
                                                         due care in management and
                                                         administration of a
                                                         corporation.

                         SELLING TRUST UNITHOLDERS


   We are registering the offer and sale of 1,460,000 trust units. XTO Energy may sell up to 1,360,000 trust units and other selling trust unitholders may sell up to 100,000 trust units.


   A prospectus supplement will describe:


  . the number of trust units owned by each selling trust unitholder prior to the offering;


  . the number of trust units to be offered by each selling trust unitholder;


  . the number and percentage of trust units to be owned by each selling trust unitholder after the completion of the offering; and


  . the nature of any position, office, or other material relationship which any other trust unitholder had during the prior three years with the trust or XTO Energy or any of its affiliates;


   All expenses incurred with the registration of the trust units, other than the costs of underwriting fees, discounts or commissions, will be borne by XTO Energy.


                           PLAN OF DISTRIBUTION


   XTO Energy and the other selling trust unitholders may sell trust units in one or more transactions:


  . directly to purchasers or through agents in individually negotiated transactions; or


  . at a fixed price or prices, which may be changed, through underwriter(s) who may act as principal(s) or as agents(s).


   If a sale of trust units will be through underwriters, a prospectus supplement will name any underwriters and describe the terms of the transaction with them, which will be incorporated in an underwriting agreement that will be entered into at the time of the sale. The underwriting agreement may provide for indemnification of the underwriters by XTO Energy and other selling trust unitholders against specific liabilities, including liabilities under the Securities Act of 1933.


   One or more of the underwriters or agents for XTO Energy, or affiliates of those underwriters or agents, may engage in transactions with and perform services for XTO Energy in the ordinary course of business.


                               LEGAL MATTERS


   Kelly, Hart & Hallman, P.C., Fort Worth, Texas, counsel for XTO Energy, will give a legal opinion as to the validity of the trust units being offered. Winstead Sechrest & Minick, P.C., Houston, Texas, will give the tax opinion described in the section of this prospectus captioned "Federal Income Tax Consequences." Any additional information regarding counsel for any underwriters will be described in a prospectus supplement.





                                    EXPERTS

   Certain information incorporated by reference in this prospectus regarding estimated quantities of reserves of the net profits interests owned by the trust, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Miller and Lents, Ltd. independent petroleum engineers.


   The audited financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports relating to those financial statements, and are incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

  All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Prospectus forming a part of this Registration Statement.

Item 14. Other Expenses of Issuance and Distribution.


  The following itemized table sets forth estimates of those expenses payable by XTO Energy Inc. ("the Company") in connection with the offer and sale of the securities offered hereby:



   Registration Fee................................................... $  6,262
   NASD filing fee....................................................    2,472
   Printing and Engraving Expenses....................................  175,000
   Legal Fees and Expenses............................................  130,000
   Accountants' Fees and Expenses.....................................   35,000
   Miscellaneous Fees and Expenses....................................  151,266
                                                                       --------
   Total.............................................................. $500,000
                                                                       ========


Item 15. Indemnification of Directors and Officers.


  Section 6.02 of the Trust Indenture provides that the trustee will be indemnified by the trust estate against any and all liability and expenses incurred by it individually or as trustee in the administration of the trust and the trust estate, except for any liability or expense resulting from fraud or acts or omissions in bad faith.

  The Company is incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceeding so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. Article Nine of the Certificate of Incorporation of the Company permits indemnification of directors and officers to the fullest extent permitted by Section 145 of the DGCL. Reference is made to the Certificate of Incorporation of the Company.

  Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article Ten of the Company's Certificate of Incorporation contains such a provision.

  The above discussion of the Company's Certificate of Incorporation and of Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation and statutes.

  Additionally, the Company has acquired directors' and officers' insurance in the amount of $25 million, which includes coverage for liability under the federal securities laws.


Item 16. Exhibits.


 Exhibit
 Number                                 Description
 -------                                -----------
  1.1*   --  Form of Underwriting Agreement.
  4.1    --  Cross Timbers Royalty Trust Restated Royalty Trust Indenture,
             incorporated by reference from Exhibit 3.1 to Amendment No. 1 to the trust's Registration Statement on Form S-1
             (Reg. No. 33-44385), filed January 24, 1992.
  5.1    --  Opinion of Kelly, Hart & Hallman, P.C. as to legality of the securities registered hereby.
  8.1    --  Opinion of Winstead Sechrest & Minick P.C. regarding tax matters.
 10.1    --  Form of 90% Net Overriding Royalty Conveyance and Corrections,
             incorporated by reference from Exhibits 10.1--10.4 to Amendment
             No. 1 to the trust's Registration Statement on Form S-1 (Reg. No.
             33-44385), filed January 24, 1992.
 10.2    --  Form of 75% Net Overriding Royalty Conveyance, incorporated by reference from Exhibit 10.5 to Amendment No. 1 to the trust's
             Registration Statement on Form S-1 (Reg. No. 33-44385), filed
             January 24, 1992.
 15.1    --  Awareness letter of Arthur Andersen LLP.
 15.2    --  Awareness letter of Arthur Andersen LLP.
 23.1    --  Consent of Arthur Andersen LLP.
 23.2    --  Consent of Miller and Lents, Ltd.
 23.3    --  Consent of Kelly, Hart & Hallman, P.C., (set forth in their opinion filed as Exhibit 5.1).
 23.4    --  Consent of Winstead Sechrest & Minick P.C. (set forth in their opinion filed as Exhibit 8.1).
 24.1+   --  Powers of attorney (set forth on the signature page of the original filing).
 24.2+   --  Power of attorney.
 24.3    --  Power of attorney.

--------

* To be filed by amendment or in a Current Report on Form 8-K in connection with an offering of trust units.


+ Previously filed.

Item 17. Undertakings.

  The trust and the Company hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the trust's and the Company's annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The trust and the Company hereby undertake:


  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and


    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs
           (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;


  (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and


  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the trustee and the Company have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the trust or the Company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the trust or the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on June 21, 2001.

                                          CROSS TIMBERS ROYALTY TRUST
                                          By: Bank of America, N.A., as
                                          Trustee


                                          By: /s/ Ron E. Hooper
                                             ----------------------------------
                                             Ron. E Hooper
                                             Senior Vice President

                                          XTO ENERGY INC.



                                          By: /s/ Louis G. Baldwin
                                             ----------------------------------
                                             Louis G. Baldwin
                                             Executive Vice President and
                                              Chief Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         /s/ Bob R. Simpson*           Director, Chairman of the     June 21, 2001
______________________________________  Board and Chief Executive
            Bob R. Simpson              Officer (Principal
                                        Executive Officer)

        /s/ Steffen E. Palko*          Director, Vice Chairman of    June 21, 2001
______________________________________  the Board and President
           Steffen E. Palko

         /s/ W. H. Adams III*          Director                      June 21, 2001
______________________________________
           W. H. Adams III

       /s/ J. Luther King, Jr.*        Director                      June 21, 2001
______________________________________
         J. Luther King, Jr.

         /s/ Jack P. Randall*          Director                      June 21, 2001
______________________________________
           Jack P. Randall

        /s/ Scott G. Sherman*          Director                      June 21, 2001
______________________________________
           Scott G. Sherman
        /s/ Herbert D. Simons*         Director                      June 21, 2001
______________________________________
          Herbert D. Simons

         /s/ Louis G. Baldwin          Executive Vice President      June 21, 2001
______________________________________  and Chief Financial
           Louis G. Baldwin             Officer (Principal
                                        Financial Officer)

        /s/ Bennie G. Kniffen          Senior Vice President and     June 21, 2001
______________________________________  Controller (Principal
          Bennie G. Kniffen             Accounting Officer)


*By: /s/ Louis G. Baldwin
    __________________________________
  Louis G. Baldwin
  Attorney-in-Fact

                                 EXHIBIT INDEX


 Exhibit
 Number                   Description
 -------                  -----------
    5.1  --Opinion of Kelly, Hart & Hallman, P.C.
    8.1  --Opinion of Winstead Sechrest & Minick P.C.
   15.1  --Awareness letter of Arthur Andersen LLP.
   15.2  --Awareness letter of Arthur Andersen LLP.
   23.1  --Consent of Arthur Andersen LLP.
   23.2  --Consent of Miller and Lents, Ltd.
   24.3  --Power of attorney.